UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) June 30, 2016

1-800-FLOWERS.COM, INC.

(Exact name of registrant as specified in its charter)

Delaware	0-26841	11-3117311
(State of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

One Old Country Road, Suite 500 Carle Place, New York 11514

(Address of principal executive offices) (Zip Code)

(516) 237-6000

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrants under any of the following provisions:

⃞ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

⃞ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

⃞ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

⃞ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.02  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

Election of a Director

On June 30, 2016, the Board of Directors of the Company elected Celia Brown, a Class I director, effective immediately. Ms. Brown’s term will expire at the Company’s 2018 Annual Meeting of the Stockholders.  The Company’s Board of Directors has determined that Ms. Brown is an independent director, as such independent requirements established by the Nasdaq Stock Market, Inc. and the Securities and Exchange Commission under the Securities and Exchange Commission under the Securities Exchange Act of 1934 and the rules and regulations promulgated thereunder.

Ms. Brown, age 62, served for five years as EVP, Group HR Director of Willis Group, a multi-billion dollar global, risk management and insurance brokerage company with operations in more than 120 countries. At Willis, Ms. Brown was an advisor to the CEO, compensation committee and Board of Directors on talent strategy, succession planning, reward strategy (including executive compensation), culture and diversity. Upon the 2016 merger of Willis and Towers Watson, Ms. Brown served as an integration advisor to the combined company.

Prior to joining Willis, Ms. Brown was with XL Capital Ltd. and its predecessor company from 1988 through 2009 where she held numerous positions culminating in EVP, Head of Global HR and Corporate Relations. Prior to XL Capital Ltd., Ms. Brown was Vice President, Associate General Counsel for JWT Group Inc. from 1983 through 1988 and Associate Attorney at Burnes Summit Rovins and Feldesman from 1979 through 1983. Ms. Brown is a graduate of the University of North Carolina School of Law and Emory University and serves as a board member for non-profit organization Volunteer New York.

In connection with her appointment, Ms. Brown was granted the same compensation as the other non-employee directors.  As such, they are entitled to receive an annual retainer of $30,000 and an annual restricted stock award of the Company’s Class A Common Stock equal to the value of $20,000 (determined by the closing price of the shares on the date of the Annual Shareholders’ Meeting).

ITEM 8.01       Other Events

Exhibit 99.1      Press Release Dated June 30, 2016.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: June 30, 2016

1-800-FLOWERS.COM, Inc.

	By:	/s/ William E. Shea
William E. Shea
Chief Financial Officer, Senior Vice-President
Finance and Administration